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FOR IMMEDIATE RELEASE                              Contact:    Glenn Epstein
Nasdaq:IMGC                                                    Chairman  & CEO

                                                   Contact:    Cathy Yudzevich
                                                               IR Specialist
                                                               (518) 782-1122

                        INTERMAGNETICS ANNOUNCES EXPANDED
                STRATEGIC AGREEMENT WITH PHILIPS MEDICAL SYSTEMS

o Intermagnetics' Exclusive Supply Contract Expanded To Include Magnets For Philips' 'Enterprise' MRI Systems
o Company Sees Potential For Up To $20 Million In Additional Sales Annually Once Fully Integrated
o   Companies Extend Term Of Commercial 'Umbrella' Agreement To Seven Years
o Strategic Collaboration Expanded To Include Potential Supply Of Additional Products

LATHAM, N.Y., May 14, 2003--Intermagnetics General Corporation (Nasdaq: IMGC) today announced that it has reached an agreement with Philips Medical Systems to extend and expand their exclusive supply agreement.

Under terms of the contract, Intermagnetics will be sole supplier of superconducting-based actively shielded magnets for the full range of Philips' commercial magnetic resonance imaging (MRI) systems, including the supply of magnets for Philips' recently introduced "Enterprise" MRI systems, which have been added to Philips' product line following its acquisition of the former Marconi Medical Systems.

Once fully implemented, the new agreement could result in an additional $20 million annually in magnet sales for Intermagnetics.

The companies have extended their strategic relationship by adding two years to the front end of the contract term, making it a seven-year pact in its initial period. The agreement names Intermagnetics as the exclusive supplier of superconducting magnets for Philips' commercial MRI systems and gives Intermagnetics the exclusive right to develop superconducting magnets for any new Philips' MRI offering. After the initial seven-year contract, the agreement returns to a rolling five-year contract.

"Our long-standing association with Philips, which was expanded and formalized in a rolling 'evergreen' five-year exclusive supply agreement in 1999, has evolved into a true strategic relationship," said Glenn H. Epstein, chairman and chief executive officer of Intermagnetics. "We pursue the MRI market in partnership with Philips, and we will continue working closely to develop new applications and products in addition to enhancing our efficiency and cost-effectiveness."

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Under the new agreement, the two companies will actively explore additional MRI product opportunities that would draw on Intermagnetics' technical and operational strengths that mutually benefit both Intermagnetics and Philips.

Epstein also noted that, as part of the agreement, Intermagnetics will institute a system of flexible vendor-managed inventory in which the company will take a broader responsibility for responding to Philips' magnet system delivery requirements.

"While the implementation of this will result in a short-term `non-recurring' decrease in Intermagnetics' revenues during the first quarter of fiscal 2004, we expect medium and longer-term gains overall for Intermagnetics," Epstein said.

"By enhancing our commitment to cost controls and further improving our response to end-user needs, we believe we increase overall competitiveness and ultimately benefit Intermagnetics and its shareholders."

Intermagnetics will discuss this news release during a conference call on May 15, 2003, beginning at 11 a.m. EDT. The call will be broadcast live and archived over the Internet through the company's web site www.igc.com under the Investor Relations section. The domestic dial-in number for the live call is (877) 282-2315 - conference 144101. The international dial-in number is (703) 871-3016
- conference 144101. The company will also make available a digital replay beginning May 15, 2003, at 2:00 p.m. EDT through midnight May 17, 2003, by dialing (703) 925-2533 and requesting conference 144101.

Intermagnetics (www.igc.com), drawing on the financial strength, operational excellence and technical leadership in its core businesses of Magnetic Resonance Imaging and Instrumentation has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, radio-frequency coils, magnets and devices utilizing low- and high-temperature superconductors and related cryogenic equipment. Intermagnetics derives current revenues primarily from applications within magnetic resonance imaging for medical diagnostics and cryogenic applications for vacuum and related processes. The company is at the forefront in the development of high-temperature superconductor-based applications that would provide increased capacity and reliability for transmission and distribution of electric power. Through its own research and development programs and in conjunction with industry and other partners, Intermagnetics is committed to further commercialization of applied superconductivity and cryogenic systems for a broad range of applications.

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Safe Harbor Statement: The statements contained in this press release that are not historical fact are "forward-looking statements" which involve various important assumptions, risks, uncertainties and other factors. These include, without limitation, the assumptions, risks, and uncertainties set forth here as well as in the company's Annual Report on Form 10-K including but not limited to: (1) the company's ability to meet the performance and quality requirements of its customers, particularly with respect to new products, and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies, (2) our largest customer's ability to maintain and grow its share of the market for MRI systems, (3) market acceptance and commercial success of our customer's "Enterprise" system, and (4) the company's ability to implement and manage a flexible vendor managed inventory system. Except for the company's continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.